July 25, 2018
Terrence Hahn

Dear Terrence,
On behalf of the Board of Directors of Axalta Coating Systems Ltd. (including, as the context requires, its affiliated legal entities, “Axalta”), I am pleased to offer you a position as Chief Executive Officer (“CEO”) and President of Axalta. At Axalta, the strength of our company lies in our people. Our legacy is built on more than 150 years in the coatings industry and we are excited that you will be playing an important role in continuing our traditions of innovation and leadership.
This letter confirms our offer to you to join Axalta as CEO and President, reporting to the Board of Directors. Your anticipated start date is Tuesday, September 4, 2018, and your primary work location will be in our corporate headquarters in Philadelphia, PA.
Annual Base Salary
Your initial annual base salary will be $950,000.
Annual Incentive
You will be eligible to participate in our annual incentive program, with an annual incentive target of 110% of your annual base salary (the “Target Amount”). We anticipate that your 2018 annual incentive will be equal to the Target Amount, prorated based on the number of days remaining in the year on your start date, divided by 365 (i.e. ~$340,699); however, consistent with our pay-for-performance compensation philosophy, the Compensation Committee of the Board of Directors of Axalta (the “Compensation Committee”) shall retain discretion to determine your 2018 annual incentive based on individual and/or Company performance through the remainder of 2018. For future years, payment under the annual incentive program will be based on the achievement of performance goals determined by, or under the direction of, the Compensation Committee, which may include corporate, business, individual, and/or other performance metrics. Your actual award payment will range from 0 to 200% of the Target Amount depending on performance against those metrics. Payment under our annual incentive program occurs in the first quarter of the year following the year to which the bonus relates. Eligibility to receive payment under our annual incentive program is subject to the terms of the program and your continued employment with Axalta through the applicable date(s) of payment. If your employment terminates prior to the applicable date(s) of payment, you will not be eligible to receive an annual incentive program payment.
Long-Term Incentives
Beginning in 2019, you will be eligible to receive equity grants together with other executive officers of Axalta in such amounts and subject to such terms and conditions as determined by the Compensation Committee. Your 2019 equity awards will have an aggregate target grant date fair value of $4,250,000, and will be allocated consistent with Axalta’s equity program for senior officers, which, consistent with past practice, we expect to be allocated 50% in the form of performance share units (“PSUs”) that cliff vest on the 3rd anniversary of grant (with the number of PSUs actually earned based on the Company’s performance over the 3-year performance period), 25% in the form of restricted stock units (“RSUs”), and 25% in the form of nonqualified stock options, with the RSUs and stock options each vesting 1/3rd annually on the 1st, 2nd and 3rd grant date anniversaries, subject to continued employment through the applicable vesting dates.

Subject to the terms described in this offer letter, all equity awards will be governed by the terms of Axalta’s 2014 Incentive Award Plan and separate award agreements that will be entered into between you and Axalta.

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Sign-On Awards
You will receive a $500,000 cash sign-on bonus, which will be paid in the first pay period following your first day of employment. If, within 12 months after payment of the sign-on bonus, you terminate your employment with Axalta other than for Good Reason or Axalta terminates your employment for Cause, you agree to repay 100% of the sign-on bonus within 30 days after the date of termination. If, between the 12th and 24th month after payment of the sign-on bonus, you terminate your employment with Axalta other than for Good Reason or Axalta terminates your employment for Cause, you agree to repay 50% of the sign-on bonus within 30 days after the date of termination.
Additionally, you will receive sign-on equity awards having a grant date fair value of $2,500,000. A minimum of 50% of the sign-on equity awards will be granted in the form of nonqualified stock options, with the remainder in the form of RSUs. You may elect to receive a greater than 50% portion (up to 100%) of the sign-on equity in the form of nonqualified stock options. The awards will vest 50% on the 2nd anniversary of the grant date and 50% on the 3rd anniversary of the grant date, subject to your continued employment through the applicable vesting date; provided that, notwithstanding anything to the contrary in the Executive Restrictive Covenant and Severance Agreement dated July 25, 2018, if, within 24 months following your first day of employment, Axalta terminates your employment without Cause or you terminate your employment for Good Reason, any unvested portion of the sign-on equity awards will vest on the date of termination. The terms of the equity awards will otherwise be consistent with the terms of our standard time-based equity award agreements for executive officers. The number of stock options granted will be determined based on the Black-Scholes value of the options on the date of grant. It is anticipated that this grant will occur on the 3rd trading day following your first day of employment (with the exercise price based on the closing price of an Axalta share on the date of grant). The number of RSUs granted, if any, will be based on the closing price of an Axalta share on the date of grant.
For purposes of the sign-on bonus and sign-on equity awards, the terms “Good Reason” and “Cause” shall have the meanings set forth in the Executive Restrictive Covenant and Severance Agreement attached hereto.
Prorated 2018 Long-Term Incentive Awards
In addition to the sign-on equity awards, you will receive two prorated equity awards for 2018. The equity awards will have an aggregate grant date fair value equal to $4,250,000, multiplied by a fraction, the numerator of which will be the number of days remaining in the year on your start date, and the denominator of which will be 365. Assuming a September 4 start date, your prorated 2018 equity award would have an aggregate grant date fair value of ~$1,385,616. Half of the 2018 equity awards will be granted in the form of nonqualified stock options (having a grant date fair value of $692,808, assuming a September 4 start date) and the remaining half will be granted in the form of RSUs (having a grant date fair value of $692,808, assuming a September 4 start date), with one-third (1/3) of each award vesting on the 1st, 2nd and 3rd anniversaries of the grant date of the awards (which is anticipated to be the 3rd trading day following your first day of employment), subject to your continued employment through the applicable vesting dates. The terms of the equity awards will otherwise be consistent with the terms of our standard time-based equity award agreements for executive officers. As with the sign-on equity awards, the number of stock options granted as part of the 2018 equity award will be determined based on the Black-Scholes value of the options on the date of grant (with the exercise price based on the closing price of an Axalta share on the date of grant), and the number of RSUs granted will be based on the closing price of an Axalta share on the date of grant.

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Relocation and Legal Fees
We will reimburse you for reasonable temporary housing expenses, reasonable travel expenses to and from your existing residence, and reasonable and customary relocation expenses incurred in calendar year 2018, in each case as reasonably agreed between you and the Board’s non-Executive Chairman, including any closing costs on the purchase of a new residence in the Philadelphia, PA area. We will also reimburse you for up to $10,000 of legal fees you incur in connection with the negotiation of your employment terms.
Benefits
The Company offers a comprehensive benefits program, details of which will be provided under separate cover. You will be entitled to in-building parking and annual executive physicals in accordance with Axalta’s policies and practices for executive officers.
Holidays
The Company provides 11 paid holidays each calendar year. You are eligible for all remaining Company holidays during the current calendar year.
Vacation
Effective January 1 of the following calendar year, you will be eligible to earn up to 25 days of paid vacation annually. For the remainder of 2018, you will be eligible for a prorated portion of that annual vacation amount based on your hire date. Should your employment with the Company cease, you will be paid for any unused vacation in accordance with our vacation policy to the extent so provided in the Company’s vacation policy in effect at the time of your termination, or as may be required by applicable law.
Tax Matters
All amounts provided pursuant to this offer letter shall be subject to reduction for applicable taxes required to be withheld by applicable law. To the extent any reimbursements constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code, the reimbursements will be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (a) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (b) any right to such reimbursements will not be subject to liquidation or exchange for another benefit, and (c) the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year.
Conditions of Employment
This offer is contingent upon your acceptance of this letter, and the attached “Executive Restrictive Covenant and Severance Agreement.”

This offer also is contingent upon:

•	Satisfactory completion of a drug screen.

•	Presentation of necessary documents to complete the I-9 Employment Eligibility Verification and confirm that you are authorized to be employed in the U.S.

•	Satisfactory completion of a background check including criminal and credit checks and suitable references.
Your employment at Axalta is at-will, meaning that both you and the Company each have the right to terminate the employment relationship at any time. Subject to the terms of this offer letter and the terms of the Executive Restrictive Covenant and Severance Agreement, Axalta reserves the right to change the terms and conditions

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of employment, and to amend, terminate or otherwise modify the terms and conditions of any or all of its employee benefit and compensation plans (subject to the terms thereof), at any time.
This offer letter is governed by and construed in accordance with the laws of the United States and the Commonwealth of Pennsylvania, without regard to the conflicts of laws principles thereof. Any controversy, claim or dispute arising out of or relating to this offer letter shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in Philadelphia, Pennsylvania. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure.
The terms of this offer and final and binding and may not be amended or otherwise modified without your and the Company’s express written consent.
By accepting this offer, you represent that you are not subject to a non-compete agreement, restrictive covenant or to any other obligation to a prior employer or a third party which would prevent your employment by Axalta or limit the performance of your responsibilities as Chief Executive Officer and President.
Please note your acceptance of this offer by signing and emailing back to Michael Finn, SVP, General Counsel and Corporate/Government Affairs at michael.finn@axaltacs.com.
We have an exciting and diverse team of exceptional people and believe you will contribute significantly as a member of our team. We look forward to you joining Axalta.
Sincerely,
/s/ Charlie Shaver

Charlie Shaver

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, I accept this offer of employment under the terms outlined in this offer letter and subject to the conditions of employment set forth above. I further acknowledge and agree that, effective upon my start date, my below signature also binds me with respect to the Onboarding Documents.

/s/ Terrence Hahn_________________            7-25-18__________________
Signature                        Date

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